EXHIBIT 16.1

September 11, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by iCoreConnect, Inc. and are in agreement with the statements relating to Plante & Moran, PLLC contained in Item 4.01 therein, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of iCoreConnect, Inc. dated September 11, 2023. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Plante & Moran, PLLC
Chicago, Illinois